Exhibit (p)(4)(G)

Code of Ethics

— June 2017 —

2101 E El Segundo Boulevard, Suite 302 | El Segundo, CA 90245 | T — 424-221-5897

Code Of Ethics

Material Changes

The Code of Ethics dated June 2017 replaces the document dated March 2017 in its entirety. A complete copy of the prior code is available upon request. The material changes to the Code are listed below.

Page 4 | Statement of General Policy

•	Updated to incorporate former sections titled Statement of Principles, Statement of Business Conduct and Consequences for Failure to Comply with the Code.

Page 5 | Definitions

•	Replaces Appendix A: 16a-1(a)

Page 7 | Social Media

•	New policy

Page 8 | Prohibition against Insider Trading

•	Updated to incorporate former sections titled; Policy Concerning Material Non-Public Information and Compliance Program Concerning Material Non-Public Information

Page 20 | Pre-Clearance Form

•	Incorporated into the Code in lieu of stand-alone document

Page 21 | Exhibit B: Quarterly Affirmation + Transaction Report

•	Updated to quarterly and now combines the affirmation with the quarterly transaction report

Code Of Ethics

Table of Contents:

Statement of General Policy	4
Definitions	5
Social Media	7
Prohibition against Insider Trading	8
Personal Securities Transactions	10
Compliance Procedures	11
Protecting the Confidentiality of Client Information	13
Political Contributions	15
Gifts and Entertainment	16
Service as an Officer or Director	16
Anti-Corruption Practices	16
Whistleblower Policy	17
Reporting Violations and Sanctions	19
Records	19
Acknowledgement	19
Exhibit A: Pre-Clearance Form	20
Exhibit B: Quarterly Affirmation + Transaction Report	21

Code Of Ethics

Statement of General Policy

This Code of Ethics (“Code”) has been adopted by Cove Street Capital, LLC (“CSC”) and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”).

This Code establishes rules of conduct for all employees of CSC and is designed to, among other things; govern personal securities trading activities in the accounts of employees, their immediate family/household accounts and accounts in which an employee has a beneficial interest. The Code is based upon the principle that CSC and its employees have an ethical and fiduciary duty to CSC’s clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the Firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards long maintained by CSC continue to be applied. The purpose of the Code is to highlight activities, which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. Additionally, it is important that employees understand that the “appearance” of the conflict of interest is also important to our clients and the reputation of the firm, and it is incumbent upon employees to be aware of this issue and report both the possibility of actual or the appearance of as soon as they arise. The excellent name and reputation of our Firm continues to be a direct reflection of the conduct of each employee.

Pursuant to Section 206 of the Advisers Act, to which we are obligated to work under as an SEC registered investment adviser, both CSC and its employees are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the CSC has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

In meeting its fiduciary responsibilities to its clients, CSC expects every employee to demonstrate the highest standards of ethical conduct for continued employment with CSC. Compliance with the provisions of the Code shall be considered a basic condition of employment with CSC. CSC’s reputation for fair and honest dealing with its clients has taken considerable time to build. This standing could be seriously damaged as the result of even a single securities transaction being considered questionable in light of the fiduciary duty owed to our clients. Employees are urged to seek the advice of the Chief Compliance Officer for any questions about the Code or the application of the Code to their individual circumstances. Employees should also understand that a material breach of the provisions of the Code might constitute grounds for disciplinary action, including termination of employment with CSC.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of CSC in their conduct. In those situations, where an employee may be uncertain as to the intent or purpose of the Code, he/she is advised to consult our Chief Compliance Officer (“CCO”). The CCO may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of our clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of employees.

Recognizing the importance of maintaining the Firm’s reputation and consistent with our fundamental principles of honesty, integrity and professionalism, the Firm requires that a supervised person advise the Chief Compliance Officer immediately she becomes involved in or threatened with litigation or an administrative investigation or legal proceeding of any kind. CSC will maintain such information on a confidential basis.

The CCO will periodically report to the Board of CSC to document compliance with this Code.

Code Of Ethics

Definitions

For the purposes of this Code, the following definitions shall apply:

•	“1933 Act” means the Securities Act of 1933, as amended.

•	“1934 Act” means the Securities Exchange Act of 1934, as amended.

•	“Access person” means any supervised person who: has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable fund our firm or its control affiliates manage or has access to such recommendations; or is involved in making securities recommendations to clients that are nonpublic.

•	“Account” means accounts of any employee and includes accounts of the employee’s immediate family members (any relative by blood or marriage living in the employee’s household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

•	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

•	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (of from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

•	“Beneficial interest” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person has a beneficial interest in a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a- 1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

•	“Chief Compliance Officer” (CCO) refers to the Chief Compliance Officer of CSC.

•	“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

•	“Initial public offering” (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

•	“Inside information” means non-public information (i.e., information that is not available to investors generally) that there is a substantial likelihood that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security or would view it as having significantly altered the ‘total mix’ of information available,

•

“Insider” is broadly defined as it applies to CSC’s Insider Trading policy and procedures. It includes our Firm’s officers, directors and employees. In addition, a person can be a “temporary insider” if they enter into a special confidential relationship in the conduct of the company’s affairs and, as a result, are given access to information solely for CSC’s purposes. A temporary insider can include,

Code Of Ethics

among others, CSC’s attorneys, accountants, consultants, and the employees of such organizations. Furthermore, CSC may become a temporary insider of a client it advises or for which it performs other services. If a client expects CSC to keep the disclosed non-public information confidential and the relationship implies such a duty, then CSC will be considered an insider.

•	“Insider trading” is generally understood to refer to the effecting of securities transactions while in possession of material, non-public information (regardless of whether one is an “insider”) or to the communication of material, non-public information to others.

•	“Investment person” means a supervised person of CSC who, in connection with his or her regular functions or duties, makes recommendations regarding the purchase or sale of securities for client accounts (e.g., portfolio manager) or provides information or advice to portfolio managers, or who help execute and/or implement the portfolio manager’s decision (e.g., securities analysts, traders, and portfolio assistants); and any natural person who controls CSC and who obtains information concerning recommendations made regarding the purchase or sale of securities for client accounts.

•	“Investment-related” means activities that pertain to securities, commodities, banking, insurance, or real estate (including, but not limited to, acting as or being associated with an investment adviser, broker-dealer, municipal securities dealer, government securities broker or dealer, issuer, investment company, futures sponsor, bank, or savings association).

•	“Limited offering” means an offering of securities that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rule 504, 505, or Rule 506 under the Securities Act of 1933.

•	“Reportable fund” means any registered investment company, i.e., mutual fund, for which our Firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.

•	“Reportable security” means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements; (iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless CSC or a control affiliate acts as the investment adviser or principal underwriter for the fund; (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds, unless CSC or a control affiliate acts as the investment adviser or principal underwriter for the fund; and (vi) 529 Plans, unless CSC or a control affiliate manages, distributes, markets or underwrites the 529 Plan or the investments (including a fund that is defined as a reportable fund under Rule 204A-1) and strategies underlying the 529 Plan that is a college savings plan.

•	“Supervised person” means any directors, officers and partners of CSC (or other persons occupying a similar status or performing similar functions); employees of CSC; and any other person who provides advice on behalf of CSC and is subject to CSC’s supervision and control.

Code Of Ethics

Social Media

Social media and/or methods of publishing opinions or commentary electronically is a dynamic method of mass communication. “Social media” is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms “social media,” “social media sites,” “sites,” and “social networking sites” are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever changing regulatory risks for our Firm. As a registered investment adviser, use of social media by our Firm and/or related persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and record keeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered “advertising” under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes might also have implications for our Firm, particularly where the employee is identified as an officer, employee or representative of the firm. Accordingly, CSC seeks to adopt reasonable policies and procedures to safeguard the Firm and our clients.

General Policy

Employee Usage Guidelines, Content Standards and Monitoring

•	Unless otherwise prohibited by federal or state laws, CSC will request employees provide the CCO or other designated person with access to such approved social networking accounts that are used for related business purposes.

•	Static content posted on social networking sites for related business purposes must be preapproved by the CCO or other designee.

•	Employees are prohibited from;

•	posting any misleading statement and any information about our Firm’s clients

•	publically posting without appropriate disclaimer investment recommendations (including past specific recommendations), investment strategies or trading activities;

•	soliciting comments or postings regarding CSC that could be construed as testimonials;

•	soliciting client recommendations on LinkedIn; employees are prohibited from publicly posting a client’s recommendation to their LinkedIn profile;

•	employees cannot link from a personal blog or social networking site to CSC’s internal or external website.

Use of Personal Sites

CSC prohibits employees from creating or maintaining any individual blogs or network pages on behalf of the Firm.

Code Of Ethics

Prohibition against Insider Trading

Introduction

Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose access persons and CSC to stringent penalties. Criminal sanctions may include the imposition of a monetary fine and/or imprisonment. The SEC can recover the profits gained or losses avoided through the illegal trading, impose a penalty of up to three times the illicit windfall, and/or issue an order censuring, suspending or permanently barring you from the securities industry. Finally, access persons and CSC may be sued by investors seeking to recover damages for insider trading violations.

The rules contained in this Code apply to securities trading and information handling by access persons of CSC and their immediate family members and accounts in which an employee has a beneficial interest.

The law of insider trading is unsettled and continuously developing. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the CCO immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

General Policy

No access person may trade, either personally or on behalf of others (such as investment funds and private accounts managed by CSC), while in the possession of material, nonpublic information, nor may any personnel of CSC communicate material, nonpublic information to others in violation of the law.

1. What is Material Information?

Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company’s securities. No simple test exists to determine when information is material and the Court’s assessments of what is materiality continues to evolve.

You should also be aware of the SEC’s position that the term “material nonpublic information” relates not only to issuers but also to CSC’s recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?

Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the Internet, a public filing with the SEC or some other government agency or some other publication of general circulation.

3. Identifying Inside Information

What constitutes “inside information” remains a fluid situation within the SEC and the courts. It is therefore incumbent upon CSC investment professionals to think carefully about information that is gathered and its sources and its context.

From the SEC Website:

Code Of Ethics

Illegal insider trading refers generally to buying or selling a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, nonpublic information about the security. Insider trading violations may also include “tipping” such information, securities trading by the person “tipped,” and securities trading by those who misappropriate such information.

Examples of insider trading cases that have been brought by the SEC are cases against:

•	Corporate officers, directors, and employees who traded the corporation’s securities after learning of significant, confidential corporate developments;

•	Friends, business associates, family members, and other “tippees” of such officers, directors, and employees, who traded the securities after receiving such information;

•	Employees of law, banking, brokerage and printing firms who were given such information to provide services to the corporation whose securities they traded;

•	Government employees who learned of such information because of their employment by the government; and

•	Other persons who misappropriated, and took advantage of, confidential information from their employers.

Because insider trading undermines investor confidence in the fairness and integrity of the securities markets, the SEC has treated the detection and prosecution of insider trading violations as one of its enforcement priorities.

The SEC adopted new Rules 10b5-1 and 10b5-2 to resolve two insider trading issues where the courts have disagreed. Rule 10b5-1 provides that a person trades on the basis of material nonpublic information if a trader is “aware” of the material nonpublic information when making the purchase or sale. The rule also sets forth several affirmative defenses or exceptions to liability. The rule permits persons to trade in certain specified circumstances where it is clear that the information they are aware of is not a factor in the decision to trade, such as pursuant to a pre-existing plan, contract, or instruction that was made in good faith.

Rule 10b5-2 clarifies how the misappropriation theory applies to certain non-business relationships. This rule provides that a person receiving confidential information under circumstances specified in the rule would owe a duty of trust or confidence and thus could be liable under the misappropriation theory.

4. Contacts with Public Companies

Contacts with public companies represent an important part of our research efforts. These include “official” contacts with investor relations personnel employed by a public firm, senior executives, ex-employees and consultants or other firms that have worked with the public company. Once again, you need to be thinking and aware of the conversations you are having, and whether or not they may expose you to material inside information to protect yourself, our clients and the Firm, you should contact the CCO immediately if you believe that you may have received material, nonpublic information.

If you think that you have possession of material, nonpublic information, or as importantly, could be construed after the fact by a regulator or client, you should take the following steps:

•	Report the information immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or others, including investment funds or private accounts managed by the Firm.

•	Do not communicate the information inside or outside the Firm, other than to the CCO.

•	After the CCO has reviewed the issue, the Firm will determine whether the information is material and nonpublic and, if so, what action the Firm will take.

Code Of Ethics

•	The CCO may place certain securities on a “restricted list.” Access persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed. Securities issued by companies about which a number of supervised persons are expected to regularly have material, nonpublic information should generally be placed on the restricted list. The CCO shall take steps to immediately inform all access persons of the securities listed on the restricted list.

You should consult with the CCO before taking any action. This high degree of caution will protect you, our clients, and the Firm.

Personal Securities Transactions

General Policy

CSC has adopted the following principles governing personal investment activities by CSC’s access persons:

•	The interests of client accounts will at all times be placed first;

•	All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	Access persons must not take inappropriate advantage of their positions.

Blackout Periods

Unless approved in advance by the CCO, a CSC employee shall not purchase or sell, directly or indirectly, any security on a day or period of active CSC trading in which any client has a pending buy or sell order in that same security until that order is executed or withdrawn. At no time shall a CSC employee execute a trade that is the opposition in intention of what we are doing for clients – i.e. – sell when the client is buying or buy when the client is selling, unless there is a highly personal reason that is approved in advance by the CCO.

Pre-Clearance

CSC has instituted a policy whereby access persons are prohibited from purchasing any reportable securities for a covered account unless pre-clearance for each such transaction is granted by the CCO or other designee. Any questions whatsoever regarding this policy should be directed to either the CCO or other designee. An access person is permitted, without obtaining pre-clearance, to purchase or sell any exempt (non-reportable) security.

An access person may, directly or indirectly, dispose of beneficial ownership of such reportable securities only if: (i) such purchase or sale has been approved by the CCO or other designee; (ii) the approved transaction is completed by the close of business on the same trading day such approval is granted; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction. Post-approval is not permitted.

Clearance for such transactions must be obtained by completing and signing the Pre-Clearance Form provided for that purpose by the CCO (attached as Exhibit A). The CCO or other designee monitors all transactions by all access persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code, including a pattern of front-running.

Advance trade clearance in no way waives or absolves any access person of the obligation to abide by the provisions, principles and objectives of this Code.

Code Of Ethics

No access person shall acquire any beneficial ownership in any securities in an Initial Public Offering for his or her account, as defined herein without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

No access person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior written approval of the CCO who has been provided with full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts.

Prohibition on Selling Recently Acquired Shares of the Cove Street Capital Fund (CSCAX).

Access personnel may not sell shares of the Fund within 60 days of acquiring the shares, or profit in the purchase and sale, or sale and purchase, of shares of the Fund within sixty (60) calendar days. Trades made in violation of this prohibition should be unwound, if possible. Otherwise, any profits realized on such short-term trades shall be subject to disgorgement to the Fund.

This prohibition does not apply to purchases of shares of the Fund that are affected pursuant to automatic payroll deduction in the CSC Profit Sharing Plan. However, transactions that override or change the portions of assets allocated to the Fund are subject to this prohibition.

Interested Transactions

No access person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

•	any direct or indirect beneficial ownership of any securities of such issuer;

•	any contemplated transaction by such person in such securities;

•	any position with such issuer or its affiliates; and

•	any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.

Compliance Procedures

1. Initial Holdings Report

Every access person shall, no later than ten (10) days after the person becomes an access person, file an initial holdings report containing the following information:

•	The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the access person had any direct or indirect beneficial interest ownership when the person becomes an access person;

•	The name of any broker, dealer or bank, account name, number and location with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person; and

•	The date that the report is submitted by the access person.

The information submitted must be current as of a date no more than forty-five (45) days before the person became an access person.

Code Of Ethics

2. Annual Holdings Report

Every access person shall, no later than January 31 each year, file an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted. The quarterly transaction report for the period ending 12/31 can be a substitute for this report as long as the required data is included.

3. Quarterly Transaction Reports

Every access person must, no later than thirty (30) days after the end of each calendar quarter, file a quarterly transaction report containing the following information, in lieu of the report complete and accurate statements from the custodian are accepted.

With respect to any transaction during the quarter in a reportable security in which the access persons had any direct or indirect beneficial ownership:

•	The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the reportable security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through whom the transaction was effected; and

•	The date the report is submitted by the access person.

4. Exempt Transactions

An access person need not submit a report with respect to:

•	Transactions effected for, securities held in, any account over which the person has no direct or indirect influence or control;

•	Transactions effected pursuant to an automatic investment plan, e.g. a dividend retirement plan;

•	A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that CSC holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter;

•	Any transaction or holding report if CSC has only one access person, so long as the Firm maintains records of the information otherwise required to be reported.

5. Monitoring and Review of Personal Securities Transactions

The CCO, or such other individual(s) designated in this Code of Ethics, will monitor and review all reports required under the Code for compliance with CSC’s policies regarding personal securities transactions and applicable SEC rules and regulations. The CCO may also initiate inquiries of access persons regarding personal securities trading. Access persons are required to cooperate with such inquiries and any monitoring or review procedures employed CSC. Any transactions for any accounts of the CCO will be reviewed and approved by Jeff Bronchick, or other designated supervisory person. The CCO shall at least quarterly identify all access persons who are required to file reports pursuant to the Code and will inform such access persons of their reporting obligations.

Code Of Ethics

6. Education

As appropriate, CSC will provide employees with periodic training regarding the Firm’s Code of Ethics and related issues to remind employees of their obligations, and amendments and regulatory changes.

7. General Sanction Guidelines

All required filings and reports under the Firm’s Code of Ethics shall be monitored by the Chief Compliance Officer or such other individual(s) designated in this Code of Ethics. The CCO will receive and review report(s) of violations periodically. Violators may be subject to an initial written notification, while a repeat violator shall receive reprimands including administrative warnings, demotions, suspensions, a monetary fine, or dismissal of the person involved.

These are guidelines, allowing CSC to apply any appropriate sanction depending upon the circumstances, up to and including dismissal.

Protecting the Confidentiality of Client Information

Confidential Client Information

In the course of investment advisory activities of CSC, the Firm gains access to non-public information about its clients. Such information may include a person’s status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by CSC to clients, and data or analyses derived from such non-public personal information (collectively referred to as ‘Confidential Client Information’). All Confidential Client Information, whether relating to CSC’s current or former clients, is subject to the Code’s policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

Non-Disclosure of Confidential Client Information

All information regarding CSC’s clients is confidential. Information may only be disclosed when the disclosure is consistent with the Firm’s policy and the client’s direction. CSC does not share Confidential Client Information with any third parties, except in the following circumstances:

•	As necessary to provide service that the client requested or authorized, or to maintain and service the client’s account. CSC will require that any financial intermediary, agent or other service provider utilized by CSC (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of Confidential Client Information and use the information provided by CSC only for the performance of the specific service requested by CSC;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over CSC, or as otherwise required by any applicable law. In the event CSC is compelled to disclose Confidential Client Information, the Firm shall provide prompt notice to the clients affected, so that the clients may seek a protective order or other appropriate remedy. If no protective order or other appropriate remedy is obtained, CSC shall disclose only such information, and only in such detail, as is legally required;

•	To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability.

Employee Responsibilities

All access persons are prohibited, either during or after the termination of their employment with CSC, from disclosing Confidential Client Information to any person or entity outside the Firm, including family members, except under the circumstances described above. An access person is permitted to disclose Confidential Client Information only to such other access persons who need to have access to such information to deliver the CSC’s services to the client.

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Access persons are also prohibited from making unauthorized copies of any documents or files containing Confidential Client Information and, upon termination of their employment with CSC, must return all such documents to CSC.

Any access person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefited from the disclosed information.

Security of Confidential Personal Information.

CSC enforces the following policies and procedures to protect the security of Confidential Client Information:

•	The Firm restricts access to Confidential Client Information to those access persons who need to know such information to provide CSC’s services to clients;

•	Any access person who is authorized to have access to Confidential Client Information in connection with the performance of such person’s duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

•	All electronic or computer files containing any Confidential Client Information shall be password secured and firewall protected from access by unauthorized persons;

Any conversations involving Confidential Client Information, if appropriate at all, must be conducted by access persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

Privacy Policy

As a registered investment adviser, CSC and all access persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the ‘nonpublic personal information’ of natural person clients. ‘Nonpublic information,’ under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P CSC has adopted policies and procedures to safeguard the information of natural person clients.

Enforcement and Review of Confidentiality and Privacy Policies

The CCO is responsible for reviewing, maintaining and enforcing CSC’s confidentiality and privacy policies and is also responsible for conducting appropriate employee training to ensure adherence to these policies. Any exception to this policy requires the written approval of the CCO.

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Political Contributions

The SEC adopted the ‘Pay-to-Play Rule which imposes restrictions on political contributions made by investment advisers that seek to manage assets of state and local governments. The rule is intended to prevent undue influence through political contributions and places limits on the amounts of campaign contributions that the investment adviser and/or certain of its employees (‘access persons’) can give to state and local officials or candidates that have the ability to award advisory contracts to the Firm.

The following terms apply to CSC’s Political Contributions policy:

“Contribution” is defined as is defined as any gift, subscription, loan, advance, or deposit of money, or anything of value made for (i) the purpose of influencing any election for federal, state, or local office; (ii) the payment of debt incurred in connection with any such election; or (iii) transition or inaugural expenses incurred by a successful candidate for state or local office.

“Access person” means (i) any managing member, executive officer of the Firm, or other individual with a similar status or function; (ii) any employee who solicits a government entity for the adviser and person who supervises, directly or indirectly, such employee.

The rule contains three major prohibitions: (1) if the adviser or a access person makes a contribution to an official of a government entity who is in a position to influence the award of the government entity’s business, the adviser is prohibited from receiving compensation for providing advisory services to that government entity for two years thereafter (otherwise known as a ‘timeout” period); (2) an adviser and its “access persons” are prohibited from engaging in a broad range of fundraising activities for Government Officials or political parties in the localities where the adviser is providing or seeking business from a Government Client; and (3) limits the ability of an adviser and its access persons to compensate a third party (such as a placement agent) to solicit advisory business or an investment from a Government Client unless the third party is a registered broker-dealer, registered municipal adviser or registered investment adviser.

Importantly, the Rule specifically includes a blanket prohibition that restricts the adviser and its access persons from doing “anything indirectly which, if done directly” would violate the Rule. This reflects the SEC’s concern about indirect payments and puts advisers on notice about the heightened regulatory focus that such practices will receive.

The Rule includes a de minimis exception applicable to the two-year timeout, that allows an adviser’s access person that is a natural person to contribute: (i) up to $350 to an official per election (with primary and general elections counting separately) if the access person was entitled to vote for the official at the time of the contribution; and (ii) up to $150 to an official per election (with primary and general elections counting separately) if the access person was not entitled to vote for the official at the time of the contribution.

General Policy

CSC recognizes that it is never appropriate to make or solicit political contributions, or provide gifts or entertainment for the purpose of improperly influencing the actions of public officials. Accordingly, our firm’s policy is to restrict certain political contributions made to government officials and candidates of state and state political subdivisions who can influence or have the authority for hiring an investment adviser.

The CCO, or other designee, will determine who is deemed an “access person” of the firm; each such person will be promptly informed of his or her status as an access person.

Code Of Ethics

On at least a quarterly basis, the CCO or other designee will require access persons to confirm that such person(s) have reported any and all political contributions with whom the Firm conducts business, or is actively soliciting for business.

Gifts and Entertainment

Giving, receiving or soliciting gifts in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. CSC has adopted the policies set forth below to guide access persons in this area.

General Policy

CSC’s policy with respect to gifts and entertainment is as follows:

•	Giving, receiving or soliciting gifts in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

•	Access persons should not accept or provide any gifts or favors that might influence the decisions you or the recipient must make in business transactions involving CSC, or that others might reasonably believe would influence those decisions;

•	Modest gifts and favors, which would not be regarded by others as improper, may be accepted or given on an occasional basis. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible;

•	Where there is a law or rule that applies to the conduct of a particular business or the acceptance of gifts of even nominal value, the law or rule must be followed.

Reporting Requirements:

•	Any access person who accepts, directly or indirectly, anything of value from any person or entity that does business with or on behalf of CSC, or who might be reasonably believed to be a potential source of business with CSC, including gifts and gratuities with value in excess of $250 per year, must obtain consent from the CCO before accepting such gift.

•	This reporting requirement does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, you are accompanied by the person or representative of the entity that does business with CSC.

•	This gift-reporting requirement is for the purpose of helping CSC monitor the activities of its employees. However, the reporting of a gift does not relieve any access person from the obligations and policies set forth in this Section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift, please consult the CCO.

Service as an Officer or Director

No access person shall serve as an officer or on the Board of Directors of any publicly traded company without prior authorization by the CCO or a designated supervisory person.

Anti-Corruption Practices

Firms that engage in business activities outside of the United States may be subject to additional laws and regulations, including among others, the U.S. Foreign Corrupt Practices Act of 1977 as amended (the “FCPA”) and the U.K. Bribery Act 2010 (the “Bribery Act”). Both these laws make it illegal for U.S. citizens and companies, including their employees, directors, stockholders, agents and anyone acting on their behalf (regardless of whether they are U.S. citizens or companies), to bribe non-U.S. government officials. The Bribery Act is more expansive in that it criminalizes commercial bribery and public corruption, as well as the receipt of improper payments.

Code Of Ethics

General Policy

Every employee has a responsibility for knowing and following the firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. Senior Management has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the firm and company personnel at risk. Therefore, while managers and Senior Management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to promptly report their concerns about potentially illegal conduct as well as violations of our company’s policies to a member of the firm’s Senior Management and/or the Chief Compliance Officer.

•	Because of regulatory implications, employees are prohibited from providing anything of value to a foreign government official without first obtaining approval from a designated officer of the firm.

•	Employees are prohibited from making any facilitation payments.

•	Our HR policies ensure that no employee will suffer any adverse consequences for refusing to pay bribes—even if that may result in the loss of business.

•	Employees should contact the CCO or other designee directly with any questions concerning the firm’s practices (particularly when there is an urgent need for advice on difficult situations in foreign jurisdictions).

•	Internal reports will be handled promptly and discretely, with the overall intent to maintain the anonymity of the individual making the report. When appropriate, investigations of such reports may be conducted by independent personnel.

•	Employees are required to provide quarterly written certification of his/her commitment to abide by the firm’s anti-corruption policy.

•	Employees are required to promptly report to the CCO or other designated officer any incident or perceived incident of bribery; consistent with our firm’s Whistleblower reporting procedures; such reports will be investigated and handled promptly and discretely.

Violations of the firm’s anti-corruption policies may result in disciplinary actions up to and including termination of employment.

Whistleblower Policy

As articulated in this Code’s Statement of General Policy and Standards of Business Conduct, central to our firm’s compliance culture is an ingrained commitment to fiduciary principles. The policies and procedures set forth here and in our Compliance Manual and their consistent implementation by all access persons of CSC evidence the Firm’s unwavering intent to place the interests of clients ahead of self-interest for CSC, our management and staff.

Every employee has a responsibility for knowing and following the Firm’s policies and procedures. Every person in a supervisory role is also responsible for those individuals under his/her supervision. The Firm’s principal or a similarly designated officer, has overall supervisory responsibility for the firm.

Recognizing our shared commitment to our clients, all employees are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another.

Code Of Ethics

Improper conduct on the part of any employee puts the Firm and company personnel at risk. Therefore, while managers and senior management ultimately have supervisory responsibility and authority, these individuals cannot stop or remedy misconduct unless they know about it. Accordingly, all employees are not only expected to, but are required to report their concerns about potentially illegal conduct as well as violations of our company’s policies.

Reporting Potential Misconduct

To ensure consistent implementation of such practices, it is imperative that access persons have the opportunity to report any concerns or suspicions of improper activity at the Firm (whether by a access person or other party) confidentially and without retaliation.

CSC’s Whistleblower Policy covers the treatment of all concerns relating to suspected illegal activity or potential misconduct.

Reports of violations or suspected violations must be reported to the CCO or to other designated members of senior management. Access persons may report suspected improper activity by the CCO to the Firm’s other senior management.

Responsibility of the Whistleblower

A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

Handling of Reported Improper Activity

The Firm will take seriously any report regarding a potential violation of Firm policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Access persons are to be assured that the Firm will appropriately manage all such reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

In order to protect the confidentiality of the individual submitting such a report and to enable CSC to conduct a comprehensive investigation of reported misconduct, access persons should understand that those individuals responsible for conducting any investigation are generally precluded from communicating information pertaining to the scope and/or status of such reviews.

No Retaliation Policy

It is the Firm’s policy that no supervised person who submits a complaint made in good faith will experience retaliation, harassment, or unfavorable or adverse employment consequences. A supervised person who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment. An access person who believes s/he has been subject to retaliation or reprisal as a result of reporting a concern or making a complaint is to report such action to the CCO or to the Firm’s other senior management in the event the concern pertains to the CCO.

Code Of Ethics

Reporting Violations and Sanctions

All access persons shall promptly report to the CCO or, provided the CCO also receives such reports, to such other individual(s) designated in this Code of Ethics, all apparent or potential violations of the Code. Any retaliation for the reporting of a violation under this Code will constitute a violation of the Code.

The CCO shall promptly report to senior management all apparent material violations of the Code. When the CCO finds that a violation otherwise reportable to senior management could not be reasonably found to have resulted in a fraud, deceit, or a manipulative practice in violation of Section 206 of the Advisers Act, he or she may, in his or her discretion, submit a written memorandum of such finding and the reasons therefore to a reporting file created for this purpose in lieu of reporting the matter to senior management.

Senior management shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of the employee’s employment with the Firm.

Records

The CCO shall maintain and cause to be maintained in a readily accessible place the following records:

•	A copy of any Code of Ethics adopted by the Firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

•	A record of any violation of CSC’s Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

•	A record of all written acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, an access person which shall be retained for five years after the individual ceases to be an access person of CSC;

•	A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

•	A list of all persons who are, or within the preceding five years have been, access persons;

•	A record of any decision and reasons supporting such decision to approve an access persons’ acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.

Acknowledgement

Initial Acknowledgement

All access persons will be provided with a copy of the Code and must initially acknowledge in writing to the CCO that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

Quarterly Acknowledgement

All access persons must quarterly acknowledge in writing to the CCO that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

Further Information

Access persons should contact the CCO regarding any inquiries pertaining to the Code or the policies established herein.

Code Of Ethics

Exhibit A: Pre-Clearance Form

ACCOUNT INFORMATION

Name

Account Registration Name

Account Number

Custodian Name
TRANSACTION INFORMATION

Date

Security

Number of Shares

Type of Transaction	Buy	Sell

Approval of the transaction is subject to your knowledge of the following information:

1.	Is there any current order for any advisory client(s) to purchase or sell the same security or its equivalent (the same issuer or some derivative, e.g. option or warrant)?	Yes	No
2.	Is the security being considered for purchase or sale for any advisory client?	Yes	No
3.	Is the security owned by any advisory client(s)?	Yes	No
4.	Do you have any material nonpublic information about the security or the company?	Yes	No
5.

Is the security an IPO? If Yes, please separately provide full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the access person’s activities on behalf of a client).

		Yes	No
6.	Is the security a Limited Offering?	Yes	No
7.	If security is CSCAX, has it been purchased or sold by you or in an account related to you within 60 days?	Yes	No

The above information is true and correct to the best of my knowledge. The above answers will be reviewed by the CCO (or designated person). Approval given for any transaction will remain in effect until the end of trading day today.

Signature of Access Person	Date

Your pre-clearance request has been:	Approved	Denied

Signature	The CCO (or designee)	Date

Code Of Ethics

Exhibit B: Quarterly Affirmation + Transaction Report

Part I – Code Of Ethics Attestation	Quarter Ending:

As part of CSC’s compliance procedures, quarterly the CCO obtains from all personnel certain affirmations with respect to activities in connection by the Code and Policy.

I affirm the following:

1.	I have again read, and to the best of my knowledge, have abided in all material respects with the Code and the Policy.

2.	I have provided to the Firm’s CCO the names and addresses of each investment account where I have beneficial ownership that I have with any firm, including, but not limited to, broker-dealers, banks and others.

3.	I have asked to be provided to the CCO copies of account statements showing every transaction and holdings of any security that I have effected, or which has been affected for my benefit.

4.	I have not received a gift from any person or entity that does business with or on behalf of CSC, or seeks to do business with or on behalf of CSC greater than an aggregate $250 value. This excludes an occasional meal, ticket to a theater, entertainment, or sporting event that exceeds $250 assuming that the event has a clear business purpose and only if the giver is in attendance.

5.	I have not disclosed non-public information to any person or entity outside CSC, including family members, except under the circumstances described below. An employee is permitted to disclose nonpublic information only to such other employees who need to have access to such information to deliver our services to the client.

•	As necessary to provide the service that the client has requested or authorized, or to maintain and service the client’s account;

•	As required by regulatory authorities or law enforcement officials who have jurisdiction over CSC, or as otherwise required by any applicable law; and

•	To the extent reasonably necessary to prevent fraud and unauthorized transactions.

6.	I have not served on the board of any publically traded company without obtaining prior authority

7.	My commitment to abide by CSC’s anti-corruption policy.

Part II—Quarterly Transaction Report

Name:

Attached are copies of my statements reflecting my (and/or any account in which I have beneficial ownership) personal securities trading activity.

I had no personal trading activity in any securities transactions (excluding mutual funds) during the period reflected above.

Employee Signature attesting to Part I and Part II above

Date

Compliance Officer: Name and Signature

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